EXHIBIT 10.5(i)

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DUKE REALTY CORPORATION
2010 PERFORMANCE SHARE PLAN

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DUKE REALTY CORPORATION
2010 PERFORMANCE SHARE PLAN

ARTICLE 1 INTRODUCTION		1
1.1	Background of Performance Share Plan	1
1.2	Purpose	1
1.3	Administration	1
ARTICLE 2 DEFINITIONS		1
2.1	Definitions	1
ARTICLE 3 SOURCE OF SHARES		2
3.1	Source of Shares	2
ARTICLE 4 ELIGIBILITY AND PARTICIPATION		3
4.1	Eligibility and Participation	3
ARTICLE 5 PSP AWARDS		3
5.1	Grant of PSP Awards	3
5.2	Certification of Performance	3
5.3	Time and Manner of Settlement	4
5.4	Withholding of Taxes	4
5.5	Early Termination of PSP Award	4
5.6	Death or Disability of a Participant	4
5.7	Retirement of a Participant	5
5.8	Change in Control	5
5.9	Deferral of Distributions	6
ARTICLE 6 MISCELLANEOUS		6
6.1	Amendment or Termination	6
6.2	Information to be Furnished by Participants	7
6.3	Special Provisions Related to Section 409A of the Code	7
6.4	No Employment Rights	7
6.5	Gender and Number	7
6.6	Controlling Law	7
6.7	Severability	7

6.8	Effect of Headings	7
6.9	Non-Transferability	7
6.10	Liability	8
6.11	Funding	8
6.12	Equity Incentive Plan Controls	8
6.13	Effective Date	8
NOTICE OF AWARD

DUKE REALTY CORPORATION
2010 PERFORMANCE SHARE PLAN

ARTICLE 1
INTRODUCTION

1.1    BACKGROUND OF PERFORMANCE SHARE PLAN. This Performance Share Plan is a subplan of the Equity Incentive Plan (as defined below), consisting of a program for the grant of Performance Awards under Article 9 of the Equity Incentive Plan. The Performance Share Plan has been established and approved, and will be administered by, the Committee pursuant to the terms of the Equity Incentive Plan, including without limitation, Section 14.11 thereof. It is intended that Awards under the Performance Share Plan shall be Qualified Performance-Based Awards with respect to Participants who are Covered Employees at the time of grant or who are reasonably anticipated to be become Covered Employees during the term of the Award, with the intent that such Awards will be fully deductible by the Company without regard to the limitations of Code Section 162(m). The applicable Award limits of Section 5.4 of the Equity Incentive Plan shall apply with respect to the Performance Share Plan.

1.2.    PURPOSE. The Performance Share Plan is designed to retain selected officers and key employees of the Company and its Affiliates and to encourage the growth of the Company and its Affiliates, by rewarding those officers and key employees for attaining certain performance goals that are intended to increase the Company’s shareholders’ return on their investment.

1.3.    ADMINISTRATION    . The Performance Share Plan shall be administered by the Committee. The Committee, from time to time, may adopt any rules or procedures it deems necessary or desirable for the proper and efficient administration of the Performance Share Plan, consistent with the terms hereof and of the Equity Incentive Plan. The Committee’s determinations and interpretations with respect to the Performance Share Plan shall be final and binding on all parties.

ARTICLE 2
DEFINITIONS

2.1.    DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Equity Incentive Plan. In addition, the following terms shall have the following meanings for purposes of the Performance Share Plan:

“Award Certificate” means a certificate, provided to a Participant on or near the date of grant of a PSP Award, setting forth the terms and conditions, including performance goals, relating to that particular PSP Award.

“Deferred Compensation Plan” means the Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership, as amended from time to time, or any other deferred compensation plan approved by the Board and designated as the Deferred Compensation Plan for purposes of this Performance Share Plan.

“Effective Date” has the meaning set forth in Section 6.12 hereof.

“Equity Incentive Plan” means the Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan, as hereafter amended, or any subsequent equity compensation plan approved by the Company’s shareholders and designated as the Equity Incentive Plan for purposes of this Performance Share Plan.

“PSP Award” has the meaning set forth in Section 5.1 hereof.

“Participant” means an officer or key employee to whom a PSP Award has been granted under the Performance Share Plan.

“Performance Period” means, with respect to a PSP Award granted pursuant to Section 5.1, the period over which performance will be measured with respect to one or more performance goals established for that PSP Award. The relevant Performance Period for each such performance goal shall be specified in the Award Certificate.

“Performance Shares” means a notional right to earn, on a one-for-one basis, Shares of the Company’s common stock, based on the achievement of performance goals and other conditions set forth in an applicable Award Certificate. The Performance Shares will be credited to a bookkeeping account on behalf of the Participant at the time of grant and do not represent actual Shares.

“Performance Share Plan” means the performance share plan embodied herein, as amended from time to time, known as the Duke Realty Corporation 2010 Performance Share Plan, which is a subplan of the Equity Incentive Plan.

ARTICLE 3
SOURCE OF SHARES

3.1.    SOURCE OF SHARES. The Stock to be issued in settlement of a PSP Award under the Performance Share Plan shall be issued under the Equity Incentive Plan, subject to all of the terms and conditions of the Equity Incentive Plan. The terms contained in the Equity Incentive Plan are incorporated into and made a part of this Performance Share Plan with respect to shares of Stock granted pursuant hereto and any such Awards shall be governed by and construed in accordance with the Equity Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Performance Share Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative. This Performance Share Plan does not constitute a separate source of Shares for the PSP Awards described herein.

ARTICLE 4
ELIGIBILITY AND PARTICIPATION

4.1.    ELIGIBILITY AND PARTICIPATION. Participation in the Performance Share Plan is limited to those officers and key employees of the Company and its Affiliates who are members of a select group of highly compensated or management employees who, through the effective execution of their assigned duties and responsibilities, are in a position to have a direct and measurable impact on the Company's long-term financial results, and are designated by the Committee to be eligible for a PSP Award.

ARTICLE 5
PSP AWARDS

5.1.    GRANT OF PSP AWARDS. The Committee, in its sole discretion, may from time to time grant an award of Performance Shares (a “PSP Award”) to an eligible Participant. The PSP Award will be expressed as a target number of Performance Shares set by the Committee at the time of grant. Performance Shares represent the right to earn, on a one-for-one basis, Shares of Stock, based on the achievement of performance goals and other conditions set forth in the Award Certificate. The actual number of Performance Shares that may be earned with respect to a PSP Award can vary from the target number of Performance Shares, ranging from zero to a stated maximum, based upon the attainment of the designated performance goals. PSP Awards may, but need not, include a dividend equivalents provision, such that the settlement of the award will include an additional number of Shares that would have been accumulated if the earned Performance Shares had been issued by the Company on January 1 of the year of grant and all dividends paid by the Company with respect to such Shares had been reinvested in Company Shares at a price equal to the Fair Market Value of one Share on the date on which the cash dividend was paid. In no event, however, shall dividend equivalent shares be issued with respect to Performance Shares that are not earned.

5.2.    CERTIFICATION OF PERFORMANCE. As soon as reasonably possible after the close of each Performance Period, the Committee will determine and certify in writing the number of Performance Shares earned under the PSP Award for such Performance Period, based on the application of the adjustments described in the Award Certificate. The Committee shall have the sole authority to determine to the number of Performance Shares earned; provided, however, that the Committee may not increase the number of Performance Shares earned over the number that would be earned based on the application of the performance formula designated in the Award Certificate. Any settlement of a PSP Award shall be conditioned on the written certification of the Committee in each case as to the achievement of the performance goals outlined in the Award Certificate over the Performance Period and that any other material conditions for the payment of PSP Awards were satisfied.

5.3.    TIME AND MANNER OF SETTLEMENT    . Unless deferred pursuant to the Deferred Compensation Plan (as permitted under Section 5.9 below), the Performance Shares earned under a PSP Award will be settled as soon as practicable following the certification by the Committee referenced in Section 5.2, but in no event earlier than January 1 or later than March 15 of the year following the end of the Performance Period. Subject to share availability under the Equity Incentive Plan, settlement of the Performance Shares shall be made in the form of Shares of Stock of the Company, unless otherwise provided in Section 5.8 in the case of a Change in Control. Any Performance Shares that fail to vest in accordance with the terms of an Award Certificate will be forfeited and reconveyed to the Company without further consideration or any act or action by the Participant.

5.4.    WITHHOLDING OF TAXES. In accordance with Section 17.3 of the Equity Incentive Plan, the Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of a PSP Award. Unless otherwise specified by the Committee, such withholding requirement may be satisfied, in whole or in part, by having the Company withhold from the Shares issuable upon settlement of the PSP Award that number of Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

5.5.    EARLY TERMINATION OF PSP AWARD    . If a Participant terminates employment prior to the end of the Performance Period applicable to a PSP Award, all rights to receive any Shares that would have otherwise been issuable upon settlement of the PSP Award shall expire and be forfeited unless such termination is on account of the death, Disability or Retirement of the Participant as provided in Sections 5.6 and 5.7 herein or a qualifying termination of employment after a Change in Control as provided in Section 5.8 herein. Transfer of employment from the Company to an Affiliate, or vice versa, shall not be deemed a termination of employment. The Committee shall have the authority to determine in each case whether a leave of absence or military or government service shall be deemed a termination of employment for purposes of this Section 5.5; provided, however, that for purposes of any PSP Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

5.6.    DEATH OR DISABILITY OF A PARTICIPANT. If a Participant’s employment terminates due to his or her death or Disability prior to the end of the Performance Period applicable to a PSP Award, the Participant’s PSP Award shall remain outstanding and, subject to the achievement of the applicable performance conditions for the PSP Award, shall be settled on the date on which the PSP Award would have been settled if the Participant’s employment had not terminated. The Shares earned, if any, shall be delivered to the Participant or to his or her guardian, estate, attorney-in-fact, or personal representative, as the case may be.

5.7.    RETIREMENT OF A PARTICIPANT. If a Participant’s employment terminates due to his or her Retirement prior to the end of the Performance Period applicable to a PSP Award, then, subject to the following sentence, the Participant’s PSP Award shall remain outstanding and, subject to the achievement of the applicable performance conditions for the PSP Award, shall be settled on the date on which the PSP Award would have been settled if the Participant’s employment had not terminated. The Shares earned, if any, based on actual performance through the Performance Period shall be delivered to the Participant or to his or her guardian, attorney-in-fact, or personal representative, as the case may be. As consideration for the extended vesting period of the Participant’s PSP Awards as a result Retirement, if requested by the Committee or its designee within 60 days following the date of Retirement, the Participant shall enter into a non-competition agreement with the Company at the time of his or her Retirement in such form as shall be reasonably determined by the Committee. In the event that a Participant refuses to enter into or breaches such non-competition agreement, then all of the Participant’s PSP Awards that have not yet been settled shall be forfeited immediately.

5.8.    CHANGE IN CONTROL. The provisions of this Section 5.8 shall apply in the case a Change in Control occurs during the Performance Period for a PSP Award.

(a)    PSP Awards Assumed by Surviving Corporation. If a Change in Control occurs during the Performance Period for a PSP Award and if such PSP Award is assumed by the Surviving Corporation, then the provisions of this Section 5.8(a) shall apply with respect to such PSP Award. The payout level under such PSP Award shall be determined in accordance with the Change in Control provisions of the Award Certificate. Any such payout shall be made in cash equal to (i) the number of Shares that would be awarded based on such Change in Control provisions, multiplied by (ii) the Fair Market Value of the Shares as of the date of the Change in Control. If a Participant remains employed with the Company, the Surviving Corporation or an Affiliate through the end of the original Performance Period, any payout under this Section 5.8(a) shall be made between January 1 and March 15 of the year following the end of the original Performance Period, unless the Participant has deferred the payout pursuant to Section 5.9 hereof. If a Participant’s employment terminates prior to the end of the original Performance Period for any reason other than a Qualifying Termination (as defined below), no payment shall be made to such Participant and his or her Performance Shares shall be forfeited and reconveyed to the Company without any further consideration or act or action by the Participant. A “Qualifying Termination” means a termination of a Participant’s employment with the Company, the Surviving Corporation or an Affiliate within one year after the effective date of the Change in Control, either without Cause or by resignation of the Participant for Good Reason (as defined below). In the case of a Qualifying Termination, there shall be a payout to such Participant within 60 days following the date of termination of employment (unless a later date is required by Section 6.3 hereof or unless the Participant has deferred the payout pursuant to Section 5.9 hereof).

With regard to any PSP Award, “Good Reason” for resignation by the Participant after a Change in Control means the occurrence of any of the following during the one-year period of time immediately following the Change in Control, without the Participant’s prior written consent:

(i)	a forced move to a location more than 60 miles from the Participant’s place of business immediately prior to the Change in Control; or

(ii)	a reduction in the Participant’s base salary and/or a reduction in the Participant’s annual incentive bonus targets as compared to that in effect immediately prior to the Change in Control.

A Participant may not terminate employment for Good Reason without providing the employer with written notice of the grounds that the Participant believes constitute Good Reason and giving the employer at least 30 days after such notice to cure and remedy the claimed event of Good Reason.

(b)    Awards Not Assumed by Surviving Corporation. If a Change in Control occurs during the Performance Period for a PSP Award and if such PSP Award is not assumed by the Surviving Corporation in connection with the Change in Control, then the provisions of this Section 5.8(b) shall apply with respect to such PSP Award. The payout level under such PSP Award shall be determined in accordance with the Change in Control provisions of the Award Certificate. There shall be a payout to such Participant within 60 days following the Change in Control (unless a later date is required by Section 6.3 hereof or unless the Participant has deferred the payout pursuant to Section 5.9 hereof). Any such payout shall be made in cash equal to (i) the number of Shares that would be awarded based on such Change in Control provisions, multiplied by (ii) the Fair Market Value of the Shares as of the date of the Change in Control.

5.9.    DEFERRAL OF DISTRIBUTIONS. Notwithstanding the foregoing, any distribution payable to a Participant under a PSP Award may be deferred by the Participant under the Deferred Compensation Plan, provided that the Participant files a deferral election with the Company no later than six (6) months prior to the end of the shortest Performance Period applicable to such PSP Award, or such earlier time as may be prescribed by the Deferred Compensation Plan. If such an election is made, the benefit that is deferred and later paid in the form of Shares will be paid from the Equity Incentive Plan.

ARTICLE 6
MISCELLANEOUS

6.1.    AMENDMENT OR TERMINATION. Subject to Section 14.11 of the Equity Incentive Plan, the Committee may, at any time, alter, amend, modify, suspend or discontinue the Performance Share Plan, but may not, without the consent of a Participant, make any alteration that would adversely affect a PSP Award previously granted under the Performance Share Plan. Notwithstanding anything herein to the contrary, the Committee may, without any Participant’s consent, amend or interpret this Performance Share Plan to the extent necessary to comply with Section 409A of the Code and Treasury regulations and guidance with respect to such law.

6.2.    INFORMATION TO BE FURNISHED BY PARTICIPANTS    . Participants, or any other persons entitled to benefits under the Performance Share Plan, must furnish to the Committee such documents, evidence, data or other information as the Committee considers necessary or desirable for the purpose of administering the Performance Share Plan. The benefits under the Performance Share Plan for each Participant, and each other person who is entitled to benefits hereunder, are to be provided on the condition that he or she furnish full, true and complete data, evidence or other information, and that he or she will promptly sign any document reasonably related to the administration of the Performance Share Plan requested by the Committee.

6.3.    SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE    . Reference is made to the provisions of Section 17.3 of the Equity Incentive Plan, which are specifically incorporated herein by reference.

6.4.    NO EMPLOYMENT RIGHTS. The Performance Share Plan does not constitute a contract of employment and participation in the Performance Share Plan will not give a Participant the right to be rehired or retained in the employ of the Company, nor will participation in the Performance Share Plan give any Participant any right or claim to any benefit under the Performance Share Plan, unless such right or claim has specifically accrued under the terms of the Performance Share Plan.

6.5.    GENDER AND NUMBER. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

6.6.    CONTROLLING LAWS. Except to the extent superseded by laws of the United States, the laws of Indiana shall be controlling in all matters relating to the Performance Share Plan.

6.7.    SEVERABILITY. In the event any provisions of the Performance Share Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Performance Share Plan, and the Performance Share Plan shall be construed and endorsed as if such illegal or invalid provisions had never been contained in the Performance Share Plan.

6.8.    EFFECT OF HEADINGS. The descriptive headings of the sections of this Performance Share Plan are inserted for convenience of reference and identification only and do not constitute a part of this Performance Share Plan for purposes of interpretation.

6.9.    NON-TRANSFERABILITY. No PSP Award shall be transferable, except by the Participant’s will or the law of descent and distribution. During the Participant’s lifetime, his or her PSP Award shall be payable only to the Participant. The PSP Award and any rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated by a Participant in any way, whether by operation of law or otherwise and shall not be subject to execution, attachment or similar process.

6.10.    LIABILITY    . By participating in the Performance Share Plan, each Participant agrees to release and hold harmless the Company, the Affiliates (and their respective directors, officers and employees) and the Committee, from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his or her participation in the Performance Share Plan.

6.11.    FUNDING. Benefits payable under this Performance Share Plan to a Participant or to a beneficiary will be paid by the Company from its general assets. The Company is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Performance Share Plan. The Company may, however, in its sole discretion, set funds aside in investments to meet its anticipated obligations under the Performance Share Plan. Any such action or set-aside may not be deemed to create a trust of any kind between the Company and any Participant or beneficiary or to constitute the funding of any Performance Share Plan benefits. Consequently, any person entitled to a payment under the Performance Share Plan will have no rights greater than the rights of any other unsecured creditor of the Company.

6.12    EQUITY INCENTIVE PLAN CONTROLS. This Performance Share Plan is adopted pursuant to and shall be governed by and construed in accordance with the Equity Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Performance Share Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative.

6.13.    EFFECTIVE DATE. The Performance Share Plan was originally adopted by the Committee on February 8, 2010 (the “Effective Date”).

DUKE REALTY CORPORATION

By: /s/ Dennis D. Oklak_____________
Dennis D. Oklak
President and Chief Executive Officer